AMBAC FINANCIAL GROUP, INC. LONG-TERM INCENTIVE PLAN
1.Purpose. The purpose of this Ambac Financial Group, Inc. Long-Term Incentive Plan (the “LTIP”) is to set forth the terms and conditions of the long-term incentive program of Ambac Financial Group, Inc. (“Ambac”) as it applies to the employees participating herein and to assist Ambac and its affiliates in attracting, retaining, motivating and rewarding employees of Ambac and its affiliates by providing for awards that will incentivize retention and performance by employees who contribute to the success of Ambac and its affiliates. The LTIP authorizes cash incentive awards and stock-based awards that, in each case and to the extent applicable, are intended to qualify as “performance-based compensation” that is tax deductible without limitation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Performance-Based Compensation”); provided, however, that awards that are not Performance-Based Compensation may also be awarded hereunder. To the extent that any Performance Awards granted hereunder are intended to constitute Performance-Based Compensation, such Performance Awards shall be considered to be Cash Incentive Awards or Full Value Awards, as applicable, granted pursuant to the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Incentive Plan”).
2.    Definitions. In addition to the terms defined in Section 1 above and elsewhere in the LTIP, the following capitalized terms used in the LTIP have the following meanings:
(a)    “AAC” means Ambac Assurance Corporation, an affiliate of Ambac.
(b)    “Award Agreement” means the agreement or other written documentation evidencing the grant of a Target Award Opportunity under the Plan, which agreement or written documentation shall set forth the terms and conditions of the Target Award Opportunity and the Performance Award which are not inconsistent with the terms of the Incentive Plan or the LTIP.
(c)    “Board” means Ambac’s Board of Directors.
(d)    “Committee” means the Compensation Committee of the Board; provided, however, that with respect to any award under the Plan that is intended to constitute Performance-Based Compensation, the Committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall have the same authorities and duties with respect to this LTIP as it has with respect to the Incentive Plan.
(e)    “Common Stock” means Ambac’s common stock, $.01 par value per share, or any other security into which such common stock shall be changed as contemplated by the adjustment provisions of Section 10 of the Incentive Plan.
(f)    “Covered Employee” means a person who is a “covered employee,” within the meaning of section 162 of the Code.
(g)    “Participant” means a person who has been granted a Target Award Opportunity or Performance Award under the LTIP which remains outstanding.
(h)    “Performance Award” means, with respect to any Participant, for any Performance Period, the amount of the Target Award Opportunity for that Participant for the Performance Period that has been earned and that is payable with respect to the Participant in accordance with the terms of the LTIP.
(i)    “Performance Measures” has the meaning specified in the Incentive Plan.
(j)    “Performance Period” means the period of at least twelve months established by the Committee which is the measurement period for determining the Target Award Opportunity.
(k)    “Target Award Opportunity” means, with respect to any Participant, the amount of a Performance Award that the Participant potentially may earn in respect of a specified Performance Period determined by the Committee in accordance with Section 162(m) of the Code. A Target Award Opportunity constitutes a conditional right to receive a Performance Award.
3.    Granting of Target Award Opportunities and Earning of Performance Awards.
(a)    Granting of Target Award Opportunities. The Committee shall select the employees of Ambac and its affiliates who will be eligible to participate in the LTIP for each Performance Period. The intent is that, for each Performance Period, Ambac’s Chief Executive Officer, any other employee of Ambac or its affiliates who is or who is reasonably expected to be or become a Covered Employee for the Performance Period and any other employee of Ambac who the Committee selects for participation in the LTIP for the Performance Period will participate in the LTIP for such Performance Period. No later than the date which is the earlier of (i) ninety (90) days after the beginning of the applicable Performance Period or (ii) the time twenty-five percent (25%) of such Performance Period has elapsed (as scheduled in good faith at the time the Target Award Opportunity is established), and in any event provided that the outcome is substantially uncertain at the time the Target Award Opportunity is established, the Committee will specify, for each Participant, the Participant’s Target Award Opportunity. Target Award Opportunities will be denominated in cash and or Common Stock and Performance Awards will be payable in cash and/or Common Stock as designated in the Target Award Opportunity and subject to the terms and conditions of the Incentive Plan.
(b)    Additional Participants and Granting of Target Award Opportunity During a Performance Period. At any time during a Performance Period, the Committee may select a newly hired or additional employee who was not eligible to participate in the LTIP as of the first day of the Performance Period to participate in the LTIP for that Performance Period and/or grant to any such Participant a Target Award Opportunity (or additional Target Award Opportunity) for such Performance Period or a future Performance Period. In determining the amount of the Target Award Opportunity for such Participant under this subsection 3(b), the Committee, in its sole and absolute discretion, may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.
(c)Determination of Performance Award. Following a Performance Period, within a reasonable time after the end of such Performance Period and after financial results for the Performance Period have become available (but not later than March 15th of the year following the year in which the Performance Period ends for any portion of a Performance Award for which the substantial risk of forfeiture lapsed during the Performance Period), the Committee will determine the extent to which each Participant’s Target Award Opportunity for the Performance Period has been earned and the amount of the Performance Award payable with respect to such Participant related to the Target Award Opportunity for such Performance Period. The Committee may, in its sole and absolute discretion, reduce (including to zero) the amount of a Performance Award that would otherwise be earned based on the satisfaction of the Performance Measures applicable to the Target Award Opportunity upon which such Performance Award is based or cancel a Target Award Opportunity or Performance Award, but may not exercise discretion to increase any such amount payable to a Covered Employee if such increase would cause the amount payable under the related Target Award Opportunity to exceed the amount actually earned based on satisfaction of the applicable Performance Measures and satisfaction of performance targets applicable to such Target Award Opportunity. Unless otherwise specifically determined by the Committee (or as otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant, including an Award Agreement), the Performance Award shall be deemed earned and vested only at the time, and to the extent, that the Committee makes the determination pursuant to this subsection 3(c) and only with respect to a Participant who remains employed by Ambac or any of its affiliates through the last day of the Performance Period and no Participant has a legal right to receive a Performance Award until such determination has been made.
(d)Written Determinations. Determinations by the Committee under this Section 3, including Target Award Opportunities and the amount of any Performance Award earned shall be recorded in writing. With regard to Performance Awards to Covered Employees, the Committee will certify, in a manner conforming to applicable regulations and other applicable guidance under section 162(m) of the Code, prior to payment of each such Performance Award granted to a Covered Employee, that the Performance Award (and any related Target Award Opportunity) has been earned and other material terms upon which earning of the Performance Award was conditioned, including certification that the applicable Performance Measures and performance targets have been satisfied.
(e)Other Terms of Target Award Opportunities and Performance Awards. Subject to the terms of this LTIP and the Incentive Plan, the Committee may specify (whether in the terms of the Award Agreement or otherwise) the circumstances under which Target Award Opportunities and Performance Awards shall be paid or forfeited in the event of a change in control, termination of employment or other event prior to the end of a Performance Period or payment of a Performance Award, taking into account the requirements of section 162(m) of the Code, if applicable. All Performance Awards under the LTIP are subject to Ambac’s recoupment or clawback policies as in effect from time to time.
(f)Adjustments. The Committee, in its sole and absolute discretion, is authorized to make adjustments in the terms and conditions of, and the criteria included in, Target Award Opportunities to exclude any of the following events that occurs during a Performance Period: the impact of unusual, non-recurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings or productivity initiatives; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities and or other changes in the number of outstanding shares of any class of Ambac equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by Ambac during a Performance Period; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; items that are outside the scope of Ambac’s core, on-going business activities; and any other items, each determined in accordance with GAAP and as identified in Ambac’s audited financial statements, including the notes thereto; provided, however, that no such adjustments shall be made or authorized if and to the extent that the existence or exercise of such authority would cause a Target Award Opportunity or Performance Award under the LTIP to fail to qualify as Performance-Based Compensation.
4.    Payment of Performance Awards.
(a)    Payment of Performance Award. Any Performance Award shall be paid by Ambac or its one of its affiliates promptly after the date of determination by the Committee under subsection 3(c) hereof but in no event later than March 15th of the year following the last day of the Performance Period to which the Performance Award relates, except that, in the case of any Performance Award or portion thereof subject to a substantial risk of forfeiture extending into that following year, the Performance Award may be paid at any time during such following year. Any payment or other event that would change the time of payment of such Performance Award from that originally specified shall be implemented in a manner such that the Performance Award does not, solely for that reason, fail to qualify as Performance-Based Compensation or violate section 409A of the Code.
(b)    Tax Withholding. All Performance Awards under the Plan are subject to applicable withholding taxes. Any such withholding taxes shall be paid by the Participant as reflected in the Award Agreement; provided, however, that if the Participant does not make satisfactory arrangements to pay such withholding taxes, Ambac and its affiliates shall deduct from any payment of a Participant’s Performance Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Performance Award.
(c)    Non-Transferability. A Target Award Opportunity, any resulting Performance Award, and any other right hereunder shall be non-assignable and nontransferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than Ambac or an affiliate of Ambac.
5.    General Provisions.
(a)Amendment and Termination. The Committee may at any time amend, alter, suspend, discontinue or terminate this LTIP, and such action shall not be subject to the approval of Ambac’s stockholders or Participants; provided, however, that (i) any amendment to the LTIP beyond the scope of the Compensation Committee’s authority shall be subject to the approval of the Board; (ii) any amendment to the LTIP shall be subject to stockholder approval if and to the extent required so that Target Award Opportunities and Performance Awards under Section 3 can continue to qualify as Performance-Based Compensation; and (iii) without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to a Performance Award as to which the Committee no longer retains a right to exercise downward (negative) discretion to eliminate the payment of the Performance Award.
(b)Section 162(m). Unless otherwise determined by the Committee, the provisions of this LTIP shall be administered and interpreted in accordance with the applicable requirements of section 162(m) of the Code so as to provide for the deductibility by Ambac of payments of Performance Awards to Covered Employees.
(c)Nonexclusivity of the LTIP. The adoption of this LTIP shall not be construed as creating any limitations on the power of Ambac, the Board, the Committee or any affiliate of Ambac to adopt such other compensation arrangements as it may deem desirable for any Participant or employee, including authorization of annual incentives under other plans and arrangements.
(d)No Right to Continued Employment. Neither the LTIP, its adoption, its operation, nor any action taken under the LTIP shall be construed as giving any employee the right to be retained or continued in the employ of Ambac or any of its affiliates, nor shall it interfere in any way with the right and power of Ambac or any of its affiliates to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.
(e)AAC Involvement. In making any determinations under the LTIP, the Committee shall consult with the Board of Directors of AAC (or a committee thereof); provided, however, that the Committee shall have the sole authority to make any final determinations under the Plan with respect to Covered Employees and/or with respect to the issuance of Common Stock pursuant to the Incentive Plan.
(f)Severability. The invalidity of any provision of the LTIP or a document hereunder shall not be deemed to render the remainder of this LTIP or such document invalid.
(g)Successors. The LTIP shall be binding and inure to the benefit of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of Ambac continues) to Ambac or to the successor to all or substantially all of the business and/or assets of Ambac.
(h)Governing Law. The validity, construction, and effect of the LTIP and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of New York, without giving effect to conflict of law principles.
(i)Effective Date of LTIP. The LTIP is effective as of March 31, 2014.